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                                                                    EXHIBIT 99.1

              DELTA AIR LINES RESTRUCTURES PRICELINE.COM INVESTMENT

     NORWALK, Conn., and ATLANTA, Ga., February 8, 2001 . . . Priceline.com (Nasdaq: PCLN) and Delta Air Lines, Inc. (NYSE: DAL) said today that Delta has agreed to restructure its investment in priceline.com. Under the terms of the agreement, priceline.com will reduce its outstanding preferred stock by $280 million and significantly reduce its dividend expense, while Delta will be entitled to increase its stake in priceline.com.

Delta had previously held 6 million shares of convertible preferred stock of priceline.com with a total liquidation preference of $359.6 million and convertible into 6 million shares of priceline.com common stock. Under today's agreement, Delta will exchange those shares for 80,000 shares of a new priceline.com preferred stock, with a total liquidation preference of $80 million, and also will receive warrants to purchase approximately 27 million shares of priceline.com common stock at the February 6, 2001 closing market price of $2.97 per share.

"Priceline.com is a valuable distribution partner to us," said M. Michele Burns, Delta's Executive Vice President and Chief Financial Officer. "We are very supportive of their business model and believe this transaction is in the best interest of both Delta and priceline.com."

"Delta Air Lines has made a major commitment to the future of priceline.com by restructuring its equity," said priceline.com CFO Robert Mylod. "We are pleased by this new agreement and look forward to continuing our long-term partnership with the Delta team."

The new series of preferred stock to be issued to Delta has an aggregate liquidation preference of $80 million and will pay dividends of 2.8 million shares of priceline.com common stock per year. The preferred stock is mandatorily redeemable on February 6, 2007. The preferred stock can be redeemed, at either priceline.com's or Delta's option, upon a change of control of priceline.com. The warrants to purchase shares of priceline.com common stock to be issued to Delta are fully vested and can be exercised at Delta's election at any time prior to the redemption of the preferred stock. To pay the exercise price of the warrants, Delta will surrender shares of preferred stock valued at the liquidation preference per share. A copy of the certificate of designation relating to the preferred stock, the warrant agreement and a stockholder agreement have been filed as exhibits to the Form 8-K filed by priceline.com with the Securities and Exchange Commission today.

                                     (more)

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ABOUT DELTA AIR LINES

Delta's goal is to become the #1 airline in the eyes of its customers, flying passengers and cargo from anywhere to everywhere. Passengers already choose to fly Delta more often than any other airline in the world on 5,196 flights each day to 353 cities in 59 countries on Delta, Delta Express, Delta Shuttle, the Delta Connection carriers, and Delta's Worldwide Partners. Delta is a founding member of SkyTeam, a global airline alliance which provides customers with extensive worldwide destinations, flights and services. For more information, visit Delta at www.delta.com.


ABOUT PRICELINE.COM

Priceline.com is the Name Your Own Price-SM- Internet pricing system that provides services across four broad product categories: a travel service that offers leisure airline tickets, hotel rooms and rental cars; a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee; an automotive service that offers new cars; and a telecommunications service that offers long distance calling services. Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees. In these arrangements, priceline.com generally receives royalties for licensing its intellectual property. Priceline.com also holds securities carrying the right to purchase a significant equity stake in the licensees under certain conditions. Unless those rights are exercised, the results of licensee operations will not be included in priceline.com's financial statements.

                                      # # #

Press Contacts:

For priceline.com
Brian Ek 203-299-8167 (brian.ek@priceline.com)

For Delta
Corporate Communications  404-715-2554


INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. Expressions of future goals and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements: inability to successfully expand the Company's business model both horizontally and geographically; adverse changes in the Company's relationships with airlines and other product and service providers; systems-related failures; the Company's ability to protect its intellectual property rights; the effects of increased competition; losses by the Company and its licensees; any adverse impact from negative publicity and negative customer reaction relating to recent announcements

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concerning the Company; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission.